Exhibit 10.16

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, dated October 9, 2013 (this “Agreement”), by and between, California Gold Corp., a Nevada corporation (the “Company”), and Michael Baybak (“Baybak”).

BACKGROUND

WHEREAS, Baybak is currently the record and/or beneficial owner of a certain number of shares of the Company's common stock, $0.001 par value per share (the “Common Stock”), and Series A Preferred Stock and a certain number of options and warrants to purchase additional shares of the Common Stock (together, the "Baybak Securities"); and

WHEREAS, the Company currently owes Baybak a sum of $6,000 (the “Outstanding Fee Balance”) under a certain consulting agreement between Baybak and the Company dated June 6, 2011 (the “Consulting Agreement”); and

WHEREAS, in an effort to enhance the Company’s ability to raise financing in order to proceed with the implementation of a revised business plan, and to induce certain prospective investors to acquire securities of the Company in a planned upcoming private placement, Baybak and the Company desire to reach a settlement with respect to the Outstanding Fee Balance.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consideration. In consideration for Baybak’s cancellation of the Outstanding Fee Balance, the Company agrees that Baybak may retain all ownership in and to the Baybak Securities.

2. Release. Upon the execution of this Agreement by the Company and Baybak, (i) the Company shall be deemed by Baybak to have paid in full and fully satisfied all debts and obligations owed to Baybak by the Company with respect to the Outstanding Fee Balance and the Consulting Agreement; (ii) Baybak agrees to completely release and forever discharge the Company (together with the Company’s present, future and former officers, directors, shareholders, partners, principals,  members, employees, agents, servants, attorneys, parents, subsidiaries, affiliates or other representatives, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”)), of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which Baybak now has, or which may hereafter accrue or otherwise be acquired by Baybak, on account of, or in any way growing out or relating to the Outstanding Fee Balance and/or the Consulting Agreement; and (iiii) Baybak agrees not to initiate or voluntarily participate in any legal action, charge or complaint against any of the Released Parties with respect to the Outstanding Fee Balance, the Consulting Agreement or any other matter.

3. Miscellaneous.  This Agreement (i) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, (ii) may be amended only by a written agreement of both the parties, (iii) shall bind and inure to the benefit of and be enforceable by the Company and Baybak, and their respective successors and assigns, (iv) shall be governed by the laws of the State of New York and (v) may be executed in counterparts by the parties hereto on separate counterparts but both such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CALIFORNIA GOLD CORP.

By:	/s/ James D. Davidson
Name: James D. Davidson
Title: President

/s/ Michael Baybak
Michael Baybak